                         JAVA CENTRALE, INC., AND SUBSIDIARY

                       COMPUTATION OF NET LOSS PER COMMON SHARE
                                                                EXHIBIT 11



                                                         For the Three Months Ended
                                                                  June 30,

                                                         1996                1995
                                                   --------------      --------------
Weighted average number of common shares
   outstanding                                        8,988,946           5,317,052
                                                   --------------      --------------
                                                   --------------      --------------

Net Loss                                              ($763,650)          ($664,942)
                                                   --------------      --------------
                                                   --------------      --------------
Net loss per weighted average equivalent common
   shares outstanding                                    ($0.08)             ($0.13)
                                                   --------------      --------------
                                                   --------------      --------------

                                                         Share Months Outstanding
                                                   ----------------------------------
                                                         1996                1995
                                                   --------------      --------------

Calculation of weighted average shares
   outstanding (2)
   Balance at beginning of period
   April 1, 1995 - 5,316,820 shares                                      15,950,460
   June 30, 1995 - 83,594 shares                                                696
   April 1, 1996 - 8,533,587 shares                  25,600,761
   April 24, 1996 - 83,723 shares                       184,191
   May 20, 1996 - 442,142 shares                        604,261
   May 28, 1996 - 124,378 shares                        136,816
   May 31, 1996 - 2,105 shares                            2,105
   June 5, 1996 - 271,001 shares                        225,834
   June 7, 1996 - 68,376 shares                          52,422
   June 14, 1996 - 67,919 shares                         36,223
   June 18, 1996 - 133,200 shares                        53,280
   June 19, 1996 - 132,334 shares                        48,522
   June 27, 1996 - 224,215 shares                        22,422


Options outstanding                                          (1)                 (1)

Warrants outstanding                                         (1)                 (1)

                                                   --------------      --------------
   Total                                             26,966,837          15,951,156
                                                   --------------      --------------
                                                   --------------      --------------

Weighted average number
   of common shares outstanding                       8,988,946           5,317,052
                                                   --------------      --------------
                                                   --------------      --------------


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(1) Not calculated as anti-dilutive
(2) All share and per share data have been retroactively restated to reflect the
    2.5 to 1 stock split.